Exhibit 12

Eversheds Sutherland (US) LLP 700 Sixth Street, NW, Suite 700 Washington, DC 20001-3980

[[●]], 2026

Chicago Atlantic BDC, Inc. 600 Madison Avenue Suite 1800 New York, New York, 10022

Ladies and Gentlemen:

We have acted as special tax counsel to Chicago Atlantic BDC, Inc. (the “Acquiring Fund”), a Maryland corporation that has elected to be regulated under the Investment Company Act of 1940 (the “1940 Act”) as a business development company (“BDC”) and that has elected to be treated for U.S. federal income tax purposes as a regulated investment company (“RIC”) under subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and to a special committee of the board of directors of the Acquiring Fund comprised solely of independent directors of the board of directors of the Acquiring Fund (the “Acquiror Special Committee”), in connection with the merger of Chicago Atlantic Real Estate Finance, Inc., a Maryland corporation (the “Company”) that has elected to be treated for U.S. federal income tax purposes as a real estate investment trust, with and into the Acquiring Fund, with the Acquiring Fund as survivor (the “Merger”), pursuant to the Agreement and Plan of Merger, dated as of June 17, 2026, among the Acquiring Fund; the Company; Chicago Atlantic BDC Advisors, LLC, a Delaware limited liability company and the investment adviser to the Acquiring Fund; and Chicago Atlantic REIT Manager, LLC, a Delaware limited liability company, in its capacity as external manager to the Company (the “Plan”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan. At your request, and in connection with the filing of the Form N-14 (as amended by the Pre-Effective Amendment No. 1 thereto and including the joint proxy statement/prospectus contained therein, the “Registration Statement”), we are rendering our opinion concerning certain U.S. federal income tax matters resulting from the Merger.

In providing our opinion, we have examined the Plan, the Registration Statement, and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that:

i.
the transaction will be consummated in accordance with the provisions of the Plan and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party);

ii.	the statements concerning the transaction and the parties thereto set forth in each of the Plan and the Registration Statement are true, correct, and complete;

iii.
the factual statements and representations made by the Acquiring Fund and the Company in their respective officer’s certificates dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, correct, and complete as of the date hereof and will remain true, correct, and complete at all times up to and including the Merger Effective Time;

iv.
any such statements and representations made in the Officer’s Certificates “to the knowledge of” any person or similarly qualified are and will be true, correct, and complete without such qualification; and

v.	the Acquiring Fund, the Company, and their respective subsidiaries will treat the Merger for U.S. federal income tax purposes in a manner consistent with the opinion set forth below.

If any of the above-described assumptions is untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Plan and the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable U.S. federal income tax law, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

Eversheds Sutherland (US) LLP is part of a global legal practice, operating through various separate and distinct legal entities, under Eversheds Sutherland. For a full description of the structure and a list of offices, please visit www.eversheds-sutherland.com.

We express no opinion on any issue relating to the tax or nontax consequences of the transactions contemplated by the Registration Statement other than the opinion set forth above. Our opinion is only as of the date of this opinion letter and is based on current provisions of the Code, Treasury regulations promulgated thereunder, published and private rulings of the IRS and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention, even if such change or inaccuracy may affect the legal analysis or legal conclusion in this opinion letter.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us in the Section of the Registration Statement titled “Material U.S. Federal Income Tax Considerations.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

Eversheds Sutherland (US) LLP